CONFIDENTIAL AND NOT FOR DISTRIBUTION OR RECIRCULATION TO: Akshay Ladwa Chief Engineering Officer April 5, 2024 RE: 2024 Retention Bonus Dear Akshay, At Energy Vault, we recognize that our people are the foundation of our strength. We understand that retaining our top talent is essential for success in our competitive industry. As such, we are pleased to extend to you, as a valued member of our team, a Retention Bonus. The terms and conditions of our offer are detailed below. In exchange for your promise to: (i) remain employed by Energy Vault in good standing through various earning dates (“Earning Dates”) below and (ii) continue to comply with the terms and conditions of any agreement between you and Energy Vault (including your executed Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement) through each applicable Earning Date, you will be eligible to earn a total Retention Bonus in the gross amount of USD 150,000 (the “Retention Bonus”), subject to withholdings and deductions, and subject to the terms and conditions set forth below. The Retention Bonus will be paid to you in three installments (each, an “Installment Payment”) as an advance on the as-of-yet unearned portion of the overall Retention Bonus on designated “Advance Dates,” in accordance with the schedule below: Advance Date Earning Date Percentage of Total Retention Bonus Earned/Paid Installment Payment Amount April 15, 2024 April 15, 2025 34% USD 51,000 July 15, 2024 July 15, 2025 33% USD 49,500 October 15, 2024 October 15, 2025 33% USD 49,500 The amounts paid on or before each Advance Date above are recoverable advances. Each of the three Installment Payments will not be earned or vested until the corresponding Earning Date for each Installment Payment in the chart above. If your employment is terminated by Energy Vault for Cause (as defined below) or you voluntarily terminate your employment with Energy Vault for any reason, in either case, prior to the Earning Date that corresponds to any of the advanced Installment Payments, Energy Vault will have no obligation to make any further Retention Bonus payments to you and you shall repay Energy Vault the full gross amount of any unearned advanced Installment Payments previously paid to you, unless otherwise required by law. To the fullest extent permitted under applicable law, any amounts owed by you in respect of the foregoing repayment obligations shall be remitted to Energy Vault within thirty (30) days following the termination of your employment. Exhibit 10.3

2 Energy Vault, Inc. 4360 Park Terrace Drive, Suite 100 Westlake Village, CA 91361 United States l www.energyvault.com CONFIDENTIAL AND NOT FOR DISTRIBUTION OR RECIRCULATION If your employment is terminated by Energy Vault without Cause, prior to the Earning Date that corresponds to any of the advanced Installment Payments, Energy Vault will have no obligation to make any further Retention Bonus payments to you and will determine in its sole discretion whether you will be required to repay Energy Vault the full gross amount of any unearned advanced Installment Payments previously paid to you, unless otherwise required by law. To the fullest extent permitted under applicable law, should Energy Vault impose the repayment obligation, you agree to remit to Energy Vault any amounts owed by you within thirty (30) days following the termination of your employment. For purposes of this letter agreement, “Cause” shall include, but is not limited to: (a) willful failure to substantially perform your job duties for Energy Vault (other than any such failure resulting from your physical or mental illness) or failure in any material respect to carry out or comply with any lawful and reasonable directive of your supervisor, the CEO or the Company’s Board of Directors; (b) dishonesty, willful misconduct or fraud in connection with your employment by Energy Vault; (c) commission of a reportable violation of any applicable banking, securities or commodities laws, rules or regulations that constitutes a serious offense that could or does result in a significant fine; (d) conviction or plea of nolo contendere (or equivalent) to or commission of a felony or any crime involving moral turpitude; (e) engaging in sexual, racial, or other forms of unlawful discrimination, harassment, or retaliation; or (f) a material violation of the Company’s Code of Conduct. This Retention Bonus offer is not a guarantee of continued employment through the date listed on the chart above. Although you are eligible to earn a Retention Bonus through this program, you will remain an “at will” employee of Energy Vault, which means that either you or Energy Vault may end our employment relationship at any time, for any or no reason. Regards, ________________________ Goncagul Icoren Chief People Officer Energy Vault, Inc. Accepted and agreed: ______________________________ ____________________________ Akshay Lawda Date